UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

BBX CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Florida	59-2022148
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

401 East Las Olas Boulevard, Suite 800, Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Class A Common Stock, $0.01 par value Preferred Share Purchase Rights	New York Stock Exchange New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:

  ☐  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

EXPLANATORY NOTE

BBX Capital Corporation (the “Company”) is filing this Registration Statement on Form 8-A pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the approval for listing of the Company’s Class A Common Stock, par value $0.01 per share (including the associated Preferred Share Purchase Rights currently attached thereto, as described below), on the New York Stock Exchange. The Company’s Class A Common Stock has been approved for listing on the New York Stock Exchange commencing on July 13, 2017 under the ticker symbol “BBX.” Upon the commencement of trading on the New York Stock Exchange, the Company’s Class A Common Stock will cease trading on the OTCQX. The Company’s Class B Common Stock will continue trading on the OTCQX under the ticker symbol BBXTB.

Each share of the Company’s Class A Common Stock includes an associated Preferred Share Purchase Right pursuant to the Rights Agreement, dated as of September 21, 2009, by and between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1. Description of Registrant’s Securities to be Registered.

A description of the Company’s Class A Common Stock and associated Preferred Share Purchase Rights registered hereunder is contained in the “Description of Securities—Description of Capital Stock” section of the prospectus forming part of the Company’s Registration Statement on Form S-3 filed with the Securities and Exchange Commission on March 16, 2017 (File No. 333- 216751), which is incorporated herein by reference. In addition, with respect to the Preferred Share Purchase Rights, the description thereof contained in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on September 25, 2009 (File No. 000-09811) is also incorporated herein by reference.

Any form of prospectus subsequently filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which includes a description of the securities registered hereunder shall be deemed to be incorporated by reference into this Registration Statement on Form 8-A.

Item 2. Exhibits.

Pursuant to the Instructions as to Exhibits to Form 8-A, no exhibits are required to be filed herewith because the securities being registered hereunder are (a) being registered on an exchange on which no other securities of the Company are currently registered and (b) are not being registered pursuant to Section 12(g) of the Exchange Act.

SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

BBX CAPITAL CORPORATION

Date: July 10, 2017	By:	/s/ Raymond S. Lopez
Raymond S. Lopez,
Executive Vice President and Chief Financial Officer